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                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13G
                  Under the Securities Exchange Act of 1934
                             (Amendment No. 1)<F*>

                       Unified Financial Services, Inc.
-------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $0.01 par value
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                        (Title of Class of Securities)

                                     N/A
                             --------------------
                                (CUSIP Number)

                              December 31, 1998
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            (Date of Event which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                        [       ]    Rule 13d-1(b)
                        [   X   ]    Rule 13d-1(c)
                        [       ]    Rule 13d-1(d)

        <F*>The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.  N/A                                 Page 2 of 5 Pages
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1    NAMES OF REPORTING PERSONS/
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
     Timothy L. Ashburn

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                  (a) / /
                                                  (b) / /

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION
     United States


               5    SOLE VOTING POWER
  NUMBER OF         121,936
   SHARES
BENEFICIALLY   6    SHARED VOTING POWER
  OWNED BY          -0-
    EACH
  REPORTING    7    SOLE DISPOSITIVE POWER
   PERSON           126,616.6
    WITH
               8    SHARED DISPOSITIVE POWER
                    -0-

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     126,616.6<F1>

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  / /

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     5.6%<F2>

12   TYPE OF REPORTING PERSON
     IN

[FN]
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<F1> Includes (i) 4,680.613 shares of common stock, $0.01 par value
("Unified Common Stock"), of Unified Financial Services, Inc. held by the Unified Regional Prototype 401(k) and Profit Sharing Plan and (ii) 500 shares of Unified Common Stock which the reporting person may acquire upon the exercise of an employee stock option granted to the reporting person on August 26, 1998.

<F2> Based upon 2,262,306 shares of Unified Common Stock issued and outstanding as of December 31, 1998.
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CUSIP No.  N/A                                 Page 3 of 5 Pages
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ITEM 1.     (a)   Name of Issuer:

                  Unified Financial Services, Inc.

            (b)   Address of Issuer's Principal Executive Offices:

                  431 North Pennsylvania Street
                  Indianapolis, Indiana  46204-1873


ITEM 2.     (a)   Name of Person Filing:

                  Timothy L. Ashburn

            (b)   Address of Principal Business Offices or, if none,
                  Residence:

                  1104 Buttonwood Court
                  Lexington, Kentucky  40515


            (c)   Citizenship:

                  United States

            (d)   Title of Class of Securities:

                  Common Stock, $0.01 par value

            (e)   CUSIP Number:

                  Not Applicable

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR SECTION 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

            (a)   [     ]     Broker or Dealer registered under Section
                              15 of the Act (15 U.S.C. 78o)
            (b)   [     ]     Bank as defined in Section 3(a)(6) of the
                              Act (15 U.S.C. 78c)
            (c)   [     ]     Insurance Company as defined in Section
                              3(a)(19) of the Act (15 U.S.C. 78c)
            (d)   [     ]     Investment Company registered under
                              Section 8 of the Investment Company Act of
                              1940  (15 U.S.C. 809-8)
            (e)   [     ]     An investment adviser in accordance with
                              Section 240.13d-1(b)(1)(ii)(E)
            (f)   [     ]     An employee benefit plan or endowment fund
                              in accordance with Section
                              240.13d-1(b)(1)(ii)(F)
            (g)   [     ]     A parent holding company or control
                              person, in accordance with Section
                              240.13d-1(b)(ii)(G)

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CUSIP No.  N/A                                 Page 4 of 5 Pages
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            (h)   [     ]     A savings association as defined in
                              Section 3(b) of the Federal Deposit
                              Insurance Act (12 U.S.C. 1813)

            (i)   [     ]     A church plan that is excluded from the
                              definition of an  investment company under
                              section 3(c)(14) of the Investment Company
                              Act of 1940 (15 U.S.C. 80-a-3)
            (j)   [     ]     Group, in accordance with Section
                              240.13d-1(b)(1)(ii)(J)



ITEM 4.     OWNERSHIP.

            (a)   Amount Beneficially Owned:

                  126,616.6<F1>

            (b)   Percent of Class:

                  5.6%<F2>

            (c)   Number of shares as to which the person has:

                  (i)   Sole power to vote or to direct the vote

                        121,936

                  (ii)  Shared power to vote or to direct the vote

                        -0-

                  (iii) Sole power to dispose or to direct the
                        disposition of

                        126,616.6

                  (iv) Shared power to dispose or to direct the disposition of

                        -0-

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
            PERSON.

            Not Applicable

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CUSIP No.  N/A                                 Page 5 of 5 Pages
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ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
            ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
            HOLDING COMPANY.

            Not Applicable

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

ITEM 10.    CERTIFICATIONS.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                              SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth on this statement is true, complete and correct.

                                                 2/9/99
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                                                  Date

                                         /s/ Timothy L. Ashburn
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                                                Signature


                                           Timothy L. Ashburn
                                    ------------------------------------
                                               Name/Title